UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

Atlis Motor Vehicles, Inc.

A Delaware Corporation

Atlismotorvehicles.com

IRS Employer Identification No. 81-4380534

(602) 309-5425

THIS ANNUAL REPORT MAY CONTAIN “FORWARD-LOOKING” STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD LOOKING STATEMENTS IN THIS REPORT INCLUDES INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND FORWARD-LOOKING INFORMATION GENERALLY CAN BE IDENTIFIED BY FORWARD-LOOKING TERMINOLOGY, SUCH AS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS OR THE NEGATIVE THEREOF. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SUCH AS GENERAL ECONOMIC CONDITIONS AND THE MARKET FOR COLLECTABLE SPORTS MEMORABILIA. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE HEREBY EXPRESSLY DISCLAIM ANY INTENTION TO UPDATE ANY FORWARD-LOOKING INFORMATION CONTAINED IN THIS REPORT UNLESS REQUIRED BY LAW TO DO SO.

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ITEM 1

DESCRIPTION OF BUSINESS

Overview

Atlis Motor Vehicles, Inc. was formed as a Delaware corporation on November 9, 2016. Atlis Motor Vehicles Inc is an early-stage development and manufacturing company of electric vehicle batteries, electric vehicle chassis platforms, and plug-in electric trucks. The Company can be best described as a technology development company working toward providing a Vehicle as a Service platform for electric heavy duty and light duty work vehicles. The company is in the process of developing electrified vehicle, infrastructure, and software platforms for work fleets. At the core of Atlis Motor Vehicles’ hardware platform will be proprietary battery technology capable of charging a full-size pickup truck in 15 minutes, and a modular system architecture capable of scaling to meet the specific vehicle or equipment application needs. We want to build a truck with unprecedented capabilities at a reasonable price. We also want to change the customer experience from sales, ordering, financing, and delivery to maintenance and service.

Principal Product and its market

Atlis Motor Vehicles has several pillars of product focus for our business. These pillars are:

●	Battery technology. Our goal is to offer a superior battery technology solution that offers unparalleled performance in charging as well as inclement weather and output performance.
●	XP Platform and connected vehicle technology. As we look to the future of electrification, Atlis Motor Vehicles XP Platform aims to provide a scalable technology solution with a connected cloud, mobile, service, and charging ecosystem that will provide unprecedented workflows and customer experiences moving forward. This platform of technology will be leveraged to develop new vehicle solutions quickly while minimizing costs and time The XP technology platform will allow Atlis Motor Vehicles to work quickly with strategic partners looking to develop new vehicle solutions for niche and mass-market opportunities while leveraging the vast network of capabilities we look to provide.
●	Advanced charging stations. The Atlis Motor Vehicles Advanced Charging Station, or AAC, is being designed to boast the highest power solution to enter the market, a 1.5MW charging station, that's as simple to operate as filling up your gas vehicle today or plugging in a Tesla vehicle.
●	The XT Pickup truck. The XT Pickup truck will be our flagship vehicle product offering. The XT Pickup truck aims to represent every key piece of technology Atlis Motor Vehicles is developing and how this technology can be utilized to bring capable, non-compromising vehicle solutions through electrification. The XT Pickup truck will be our market entry solution into the world of work, and is intended to be just the beginning of a long line of vehicle solutions built on our XP Platform.

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How We Will Generate Revenue

Atlis Motor Vehicles has built a pilot production line for the Atlis battery cell and is working to scale production of battery cells and battery packs in the coming year. Atlis has built the first production-level prototypes and will next go through testing and validation. Once testing has passed all requirements, the final designs will be locked and the first production batteries will be built for initial customers. We expect to build the first batteries for customers by the end of calendar year 2021.

For the XP Platform and XT Truck products, Atlis is still in the research and development stage and does not currently produce a Platform or Vehicle product for sale. Atlis will soon produce a working prototype of the XP Platform and XT Truck. Atlis Motor Vehicles has demonstrated physical proof of concept prototypes for the battery technology, XP Platform, and XT Truck. Following completion of the proof of concept prototypes of the XP Platform and XT Truck, Atlis Motor Vehicles will finalize the design of all components and parts, order initial parts, and build the first working prototypes with production-quality parts. From there the production-level prototypes will go through thorough testing and once testing has passed all requirements the final designs will be locked and production parts will be ordered and built in our initial production runs. Atlis has not yet generated any sales of the XT Pickup truck or XP Platform to date. The Company is still in the development stage, and will be for at least 9-12 more months. We expect to finalize development of the production model and begin producing trucks for delivery and sale by the end of calendar year 2022.

Atlis Motor Vehicles has received substantial interest in its product via reservations submitted on the Company’s website. The total value of these reservations, if all such reservations were converted to sales, is over $2.8 billion. This projection was generated by extrapolating the XT Pickup Truck’s predicted average sales price of $59,968 by the number of electronic reservations made on the Company's website. These reservations are non-binding, non-deposit, and require no down payment or reservation fee. Atlis has foregone the requirement for a refundable deposit in favor of allowing reservation holders to become investors in Atlis Motor Vehicles through our Regulation CF and Regulation A+ offerings. This expressed interest should not be taken as a guarantee of sale.

Market

Industry
Pickup trucks have been the top three best-selling vehicles in the US for the past five years. Altogether, including the new and used truck market, vehicle up-fitter market, and charging opportunity, the total market opportunity for us is north of $241B, and we have already received over $2.8B in reservations. Currently there are no electric pickup trucks in the market, and Atlis intends to capture the largest market share of the electric work truck market. Our proprietary battery technology is being designed to allow us to deliver unprecedented range and charge times.

Target market demographics
We’re developing technology that will power work. Our target customers for the Atlis XT are work vehicle fleet owners, and our target customers for the Atlis XP Platform are work vehicle manufacturers. We intend to add value for customers across multiple target industries, including construction, agriculture, and logistics.

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The Atlis XT pickup truck will be Atlis Motor Vehicles’ flagship product, capable of 500 miles of range, 35,000 lbs. fifth wheel towing capability, and 15 minute charge time from 0-100%. The Atlis XT will be the first application of our core product offering, the Atlis XP Platform, our electric vehicle technology platform that is currently in development and is being designed for applications with work vehicles: RVs, box trucks, delivery vehicles, tractors, construction equipment, and beyond. Our modular design will allow the Atlis XP Platform to easily accommodate the sizes, shapes, and use cases of a variety of different work vehicles.

Volume targets
We will take a strategic approach to scale: first we will bring the battery cell and pack technology to market to drive early revenue as we work toward the launch of the XP Platform and XT pickup truck. We are in talks with multiple companies in construction, agriculture, and logistics industries, and we are working to deliver early trials in 2021. For calendar year 2021, our volume targets are: 50 AMV Battery Cells. In calendar year 2022 we’re targeting production of 50 XP Platforms and 150 XT Trucks.

Geographic sales territory
Ultimately, Atlis is building a technology platform that is intended to add value across the globe, and our long-term vision includes expansion to the rest of the world. We will begin manufacturing in the USA, and our initial sales focus is in the USA. We’ve also signed an agreement with a Brazilian company, and the opportunity is large enough to prioritize sales and infrastructure in Brazil.

Distribution Channels

Our hardware and services will be conducted online via our website. Fleet and consumer customers will be able to purchase the Atlis XP Platform, Atlis XT Pickup Truck, and Atlis advanced charging solutions online. Our advanced charging infrastructure will require users to be able to purchase electricity at our charging stations. This purchase will be conducted through the cloud-based mobile application and website we plan to build.

Growth Strategy

Our strategy for growth is to focus on execution. We are completing testing and design for manufacturing for the AMV battery cell. From there, we will stand up production and begin ramping battery cell manufacturing. We are completing the design work to deliver our production prototype of the XT Truck in the second half of 2021. From there, we will begin initial hand-builds of the XT Truck and scale manual manufacturing. Once we have started production, we plan to leverage influencer marketing and customer word of mouth to generate additional interest in our products. We will develop a dedicated sales team pursuing larger fleet customers.

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ITEM 2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Annual Report. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements

Overview

Atlis Motor Vehicles was incorporated in the State of Delaware on November 9, 2016 and maintains its headquarters in Mesa, Arizona. We have incurred losses from operations and have had negative cash flows from operating activities since our inception. The company's current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing research and development activities. Atlis is a pre-revenue development stage company purposed to design, develop, and produce electric vehicles. The design and research phases are very protracted. No significant revenues have been generated since inception and no revenues are expected in the 2021 fiscal year.

Operating Results

Year ended December 31, 2020 Compared to Year ended December 31, 2019

The Company generated no revenues in 2020 and 2019.

Operating expenses consist of stock based compensation, salaries, legal & professional fees, general and administrative expenses, research and development costs and, and advertising. Salaries increased to $2,396,903 in 2020 from $195,651 in 2019 due to an increase in team size to facilitate continued progress on the product development and business growth. . With significant team growth and hiring comes increased employee stock based compensation. As a pre-revenue company, ATLIS is able to use stock based compensation as a compelling tool to hire top talent in addition to salary-based compensation. Legal and professional fees increased to $683,332 from $182,980 as a result of increasing our use of contractors to support accounting, audit, legal, and broker-dealer functions. The difference in Research & Development costs from $50,428 in 2019 to $574,483 in 2020 are results of the timing and costs of the prototype builds for the XT Truck and the tooling and equipment to prepare for pilot production on the battery cells in 2021. ).. General and administrative expenses consist of travel expenses; certain equipment, tooling, and parts. General and administrative expenses totaled $150,025 in 2020 and $56,701 in 2019, an increase of $93,324.. This increase was due primarily to the addition of new employees in 2020, requiring new office equipment and computer purchases, engineering CAD software, and travel for fundraising efforts and of remote employees to headquarters. Advertising inecreased significantly from $47,279 in 2019 to $397,181 in 2020. Advertising was not necessary in 2019 to raise the 2019 Regulation CF campaign because the maximum raise was capped at $1,070,000, but the target raise of $25,000,000 for the Regulation A+ campaign required advertising to reach significantly more potential investors.

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As a result of the foregoing, our net loss was $23,968,623 in 2020 compared with $6,728,846 in 2019.

Liquidity, Capital Resources and Plan of Operations

Our financial statements appearing elsewhere in this Annual Report have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Atlis Motor Vehicles’ ability to continue as a going concern is contingent upon its ability to raise additional capital as required.

As of December 31, 2020, our cash and cash equivalents (immediately marketable securities) were $42,994. As mentioned above, no significant revenues have been generated since inception and no revenues are expected in the 2021 fiscal year. Unless we receive additional financing in the next six months, we will not be able to conduct our planned operations. Development of battery and electric vehicle technology on this scale is a very cash intensive proposition. Accordingly, our business plan is dependent on our raising sufficient proceeds in future funding opportunities.

The company expenses currently include a staff of 34 employees (mostly engineers, , a program manager, and company management including CEO, President, Head of XP/XT, and Vice President of User Experience). Expenses include salaries, overhead, and fabrication expenses to support prototype development efforts, and raw materials for battery cells and packs.

ITEM 3

DIRECTORS AND OFFICERS

Name	Position	Age	Term in Office
Mark Hanchett	Chief Executive Officer, Chairman	40	Indefinite, appointed November 9, 2016
Annie Pratt	President, Director	29	Indefinite, appointed November 1, 2019
Christopher Dawson	Head of XT Truck and XP Platform	39	Indefinite, appointed September 7, 2020
Benoit Le Bourgeois	VP of User Experience	44	Indefinite, appointed August 24, 2020

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Tamica Sears	VP of Talent	43	Indefinite, appointed March 2, 2020 – June 22, 2021
John Stilo	Chief Financial officer	31	April 5, 2021 – June 9, 2021
Robert Healey	General Manager of Energy	56	November 30, 2020 – April 23, 2021
Huda Almashhadany	Head of Energy	42	May 18, 2020 – February 12, 2021
Robert Mandrov	VP of Operations	41	August 31, 2020 – April 21, 2021
Michael Konstas	Chief Financial Officer	52	January 22, 2020 – April 8, 2020
Glenn Reese	VP of Business Development	33	February 15, 2019- April 28, 2020

-	Mark Hanchett, Chief Executive Officer - Mark Hanchett has over ten years of product development experience with 16 successful electromechanical and software product launches. Mark Hanchett brings a passion for solving hard problems in product strategy, design, manufacturing, and business operations, while continuously driving a focus on the best possible customer experience. Mark has served as Founder, Director, and CEO of Atlis Motor Vehicles since inception in 2016. Before starting Atlis Motor Vehicles, Mark was a director at Axon Enterprise Inc from 2012 to 2017, leading teams in the development of innovative hardware and software products for law enforcement. From 2007 to 2012 he served as a senior mechanical engineer and project manager leading cross-functional teams through design and development of innovative conductive electrical weapons at Axon Enterprise inc. He lives in Mesa, Arizona with his wife and two kids. Mark is full time with Atlis.

-	Annie Pratt, President - Annie is a creative problem solver with a background in product management, design, and business. After studying Product Design at Stanford's design school, she kicked off her career as a Product Manager at Axon Enterprise, launching in-car video solutions for law enforcement. Most recently she served as the Director of Consumer Products at Axon, where she built an independent business unit and doubled both revenue and profit in three years. She has brought a passion for design thinking, user experience, and business strategy to Atlis.

-	Christopher Dawson, Head of XT Truck & XP Platform – Chris has over 15 years of manufacturing experience, including 5 years at Tesla where he led manufacturing and automation for the Model S/X and Model 3. Chris got his start in the US Navy as a Nuclear chemist and helicopter flight instructor.

-	Benoit Le Bourgeois, Vice President of User Experience – Ben has over 20 years of experience in automotive infotainment, connectivity, and user experience development. Prior to Atlis, Ben was Head of Connectivity at Byton.

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-	Tamica Sears, Vice President of Talent - Tamica has over 20 years of experience in Human Resources in a myriad of industries and Fortune 500 companies. She has guided organizations through mergers and acquisitions, organizational restructures, strategy sessions, succession planning, and creating and implementing leadership development programs.

-	John Stilo, Chief Financial Officer – John brings a depth of accounting and FP&A experience from previous experience at insure-tech startup Sure and electric mobility company Bird, where he held leadership roles in their Finance org. John is a CPA, former management consultant, and earned his MBA from University of Southern California.

-	Robert Healey, General Manager of Energy – Robert has over 25 years of experience in automotive engineering, electric vehicle development, and charging infrastructure development. Having held leadership positions at BMW, Electrify America, and Byton, Rob has developed and launched pioneering solutions for EV, charging, and energy programs across business operations, engineering, aftersales customer and technical services to support OEMs, dealers and drivers in their transition to electric mobility.

-	Huda Almhashhadany, Head of Energy- Huda has years of experience in battery pack development from Faraday Future and Byton, where she lead engineering teams across the US and China.

-	Robert Mandrov, Vice President of Operations – Robert has 15+ years of experience in operations, quality, reliability and program management across Apple, Axon, Roku, Continental Automotive, and Motorola to Atlis. He was instrumental in a variety of product launches including: Apple Watch, Apple iPads, Axon Tasers and Body Cameras, Roku Streaming devices, Roku TV, and automotive infotainment platforms for Kia/Hyundai, General Motors, Ford, and Daimler/Chrysler.

-	Michael Konstas, Chief Financial Officer – Michael is an experienced financial leader with 20 years experience at American Express.

-	Glenn Reese, Vice President of Business Development – Glenn has continually straddled the line between finance and technology with years of experience in new technology development, engineering finance, and venture capital. Graduating with a B.S. in Finance from Xavier University and an MBA from Cornell Tech, Glenn has held numerous roles at GE Energy, GE Oil & Gas, and GE Ventures where he worked on charging network expansions, EV ride sharing, and electrified public transport.

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Compensation of Directors and Executive Officers

At the end of calendar year 2020, the executive compensation for the executive officers and directors during 2020 was as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Mark Hanchett	Chief Executive Officer, Chairman	$180,384.85	$0	$180,384.85
Annie Pratt	President, Director	$173,775.25	$0	$173,775.25
Christopher Dawson	Head of XT Truck and XP Platform	$58,557.70	$0	$58,557.70
Benoit Le Bourgeois	VP of User Experience	$47,846.19	$0	$47,846.19
Tamica Sears	VP of Talent	$107,615.42	$0	$107,615.42
John Stilo	Chief Financial Officer	$0	$0	$0
Robert Healey	General Manager of Energy	$10,788.46	$0	$10,788.46
Huda Almashhadany	Head of Energy	$94,826.90	$0	$94,826.90
Robert Mandrov	VP of Operations	$70,884.59	$0	$70,884.59
Michael Konstas	Chief Financial Officer	$36,806.57	$0	$36,806.57
Glenn Reese	VP of Business Development	$133,333.32	$0	$133,333.32

Total cumulative compensation to all employees in 2020 was $2,396,903.

ITEM 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the current beneficial ownership of the Company as of December 31, 2020.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Shares
Class D stock	Mark Hanchett	11,284,583 shares	3,875,000 shares	61%
Class D stock	Annie Pratt	1,706,118 shares	1,066,736 shares	9%

There is no holder of Class A common stock who owns more than 10% of the Class A common stock.

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ITEM 5

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Name of Entity: Mark Hanchett

Relationship to Company: Officer

Nature/amount of interest in the transaction: Mark Hanchett loaned money to Atlis Motor Vehicles to ensure continued operations in the business.

Material Terms: In 2017, ATLIS issued a note to a related party in exchange for cash for the purpose of funding continuing operations (“Related Party Note Payable”). The note does not accrue interest and is payable at a future date to be determined by management. During 2020 and 2019, ATLIS did not capitalize interest related to this note. The Related Party Note Payable was paid in full during January, 2020.

ITEM 6

OTHER INFORMATION

The Company filed a form 1-U in October, 2020 to report a change in independent accountant.

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ITEM 7

FINANCIAL STATEMENTS

ATLIS MOTOR VEHICLES, INC.

Audited Financial Statements For The Years Ended December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Atlis Motor Vehicles, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Atlis Motor Vehicles, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital at December 31, 2020, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters

/s Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2020.

Basking Ridge, New Jersey

July 15, 2021

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Atlis Motor Vehicles, Inc.

Balance Sheet

December 31, 2020 and 2019

	2020	2019
ASSETS
Current Assets
Cash	$42,994	$5,063
Prepaid Expenses	1,843	-
Other Receivables	3,280	1,000
TOTAL CURRENT ASSETS	48,117	6,063

Fixed Assets, Net	49.810	12,389

Other Assets
Security Deposits	87,678	-
Vendor Deposits	58,312	-
TOTAL OTHER ASSETS	145,990	-

TOTAL ASSETS	$243,917	$18,452

The accompanying notes are an integral part of these financial statements

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	2020	2019

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$122,787	$-
Accrued Expenses	96,558	2,006
Payroll Tax Liabilities	1,376,371	226,177
Paycheck Protection Program Loan	92,931	-
Deferred Rent – Current Portion	12,006	-
TOTAL CURRENT LIABILITIES	1,700,653	228,183

Other Liabilities
Related Party Loan	-	10,483
Loans Payable	-	7,737
Deferred Rent	126,045	-
TOTAL LIABILITIES	1,826,698	246,403

Shareholders’ Deficit
Common Stock (60,000,000 shares authorized; par value $0.0001	1,484	1,418
14,845,067 shares issued and outstanding as of December 31, 2020;
14,183,208 shares issued and outstanding as of December 31, 2019)
Additional Paid-in Capital	29,769,072	7,155,345
Accumulated Deficit	(31,353,337)	(7,384,714)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$243,917	$18,452

The accompanying notes are an integral part of these financial statements

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Atlis Motor Vehicles, Inc.

Statement of Operations

For the Years Ended December 31, 2020 and 2019

	2020	2019
Revenue	$-	$-

Operating Expense
Employee Stock Based Compensation	18,706,075	5,976,980
Salaries and Employee Benefits	2,396,903	195,651
Legal and Professional	683,332	182,980
General and Administrative	150,025	56,701
Research and Development	574,483	50,428
Advertising	397,181	47,279
Payroll Taxes	714,917	207,057
Depreciation	6,317	4,130
Rent	325,907	630
Total Operating Expenses	23,955,140	6,721,836

Loss from Operations	(23,955,140)	(6,721,836)

Other Expenses
Interest Expense	291	6,219
Other	13,192	791
Total Other Expenses	13,483	7,010

Net Loss	$(23,968,623)	$(6,728,846)
Net Loss per Share, Basic	$(1.65)	$(0.49)
Weighted Average Number of Shares Outstanding	14,563,710	13,748,755

The accompanying notes are an integral part of these financial statements

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Atlis Motor Vehicles, Inc.

Statement of Changes in Shareholders’ Deficit

For the Years Ended December 31, 2020 and 2019

	Common Stock		Additional Paid-	Accumulated
	Number	Amount	in Capital	Deficit	Total
Balance, December 31, 2018	12,118,764	$1212	$560,857	$(655,868)	$(93,799)
Net Loss				(6,728,846)	(6,728,846)
Issuance of Common Stock – Non-Employee Compensation	246,000	25	85,815		85,840
Issuance of Common Stock	1,818,444	181	531,693		531,874
Employee Stock Based Awards Not Issued			5,976,980		5,976,980
December 31, 2019	14,183,208	$1,418	$7,155,345	$(7,384,714)	$(227,951)
Issuance of Common Stock – Non-Employee Compensation				(23,968,623)	(23,968,623)
Issuance of Common Stock	70,100	7	415,917		415,917
Employee Stock Based Awards Not Issued	591,759	59	3,491,735		3,491,735
Issuance of Common Stock – Non-Employee Compensation			18,706,075		18,706,075
December 31, 2020	14,845,067	$1,484	$29,769,072	$(31,353,337)	$(1,582,781)

The accompanying notes are an integral part of these financial statements

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Atlis Motor Vehicles, Inc.

Statement of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019
Cash Flows From Operating Activities
Net Loss	$(23,968,623)	$(6,728,846)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation Expense	6,317	4,130
Employee stock based compensation	18,706,075	5,976,980
Non-Employee stock compensation	415,924	85,840
Changes in operating assets and liabilities
Change in Prepaid Expenses	(1,843)	-
Change in Other Receivables	(2,280)	-
Change in Accounts Payable	122,788	(4,488)
Change in Accrued Expenses	94,552	3,298
Change in Payroll Liabilities	1,150,194	183,353
Change in Deferred Rent	138,051	-
Net Cash Flows Used In Operating Activities	(3,338,845)	(479,733)
Cash From Investing Activities
Purchase of Fixed Assets	(43,739)	-
Purchase of Security Deposits	(87,677)	-
Purchase of Vendor Deposits	(58,314)	-
Net Cash Flows Used In Investing Activities	(189,730)	-
Cash From Financing Activities
Proceeds from Paycheck Protection Program Loan	92,931	-
Proceeds from Stock Issuance	3,491,794	531,874
Repayment of Loans Payable	(18,220)	(47,078)
Net Cash Flows From Financing Activities	3,565,505	484,796

Net Increase in Cash	37,930	5,063
Cash at Beginning of the Period	5,063	-
Cash at the End of Period	$42,994	$5,063

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$291	$6,219
Income Taxes	$12,633	$3,078

The accompanying notes are an integral part of these financial statements

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Atlis Motor Vehicles. Inc.

Notes to the Financial Statements

December 31, 2020 and 2019

Note 1 – Organization and Basis of Presentation

Organization

ATLIS Motor Vehicles Inc. (“the Company” or ATLIS), is an Arizona corporation incorporated on November 9, 2016. ATLIS is a mobility technology company developing products that will power work. The ATLIS innovators are building an electric vehicle technology platform for heavy and light duty work trucks used in the agriculture, service, utility, and construction industries. To meet the towing and payload capabilities of legacy diesel-powered vehicles, ATLIS is developing proprietary battery technology and a modular system architecture capable of scaling to meet the specific needs of the all-electric vehicle.

Going Concern

The accompanying financial statements have been prepared on a going concern basis which implies the Company will continue to meet its obligations for the next 12 months as of the date these financial statements are issued.

The Company had a working capital deficit of $3,754,768 and an accumulated deficit of $31,353,337 as of December 31, 2020.   The Company also had a net loss of $23,955,140 for the year ended December 31, 2020.

On April 30, 2020, the Company received $92,931 in the form of a loan from the Paycheck Protection Program, (see Note 7).  The Company also raised an additional $3,907,718 and $617,714 from the sale of common stock in 2020 and 2019.  The Company continues to raise capital through stock sales and investment campaigns. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

COVID-19

The outbreak of a strain of coronavirus (COVID-19) in the U.S. has not had an impact on the Company’s business operations as the Company is currently in the start-up phase. Mandatory closures of businesses imposed by the federal, state and local governments to control the spread of the virus is disrupting the operations of our management, business and finance teams. In addition, the COVID-19 outbreak has adversely affected the U.S. economy and financial markets, which may result in a long-term economic downturn that could negatively affect future performance.   The extent to which COVID-19 will impact the Company’s business and its financial results further will depend on future developments which are highly uncertain and cannot be predicted at this time, but may result in a material adverse impact on the Company’s business, results of operations and financial condition.

Basis of Presentation

The Company’s financial statements are presented in accordance with accounting principles generally accepted (GAAP) in the United States.

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Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of expenses during the reported period. Actual results will differ from those estimates.

Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these financial statements to conform to current period classifications.

Accounts Receivable

The Company is not currently in production and therefore does not have any account receivables due from its customers.

Inventory

The Company is not currently in production and therefore does not have any inventory at December 31, 2020 and 2019.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents. During the year ended December 31, 2020 and 2019, the Company did not have any cash equivalent balances

The Company’s cash and cash equivalents accounts are held at a financial institution and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. From time-to-time, the Company’s bank balances exceed the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification, or ASC, 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

The Company accounts for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable.

The Company’s is not currently in production and therefore does not have any revenue at December 31, 2020 and 2019.

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Fair Value of Financial Instruments

The Company accounts for assets and liabilities measured at fair value on a recurring basis in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Additional Disclosures Regarding Fair Value Measurements

The carrying value of cash, accounts payable, and accrued expenses approximate their fair value due to the short-term maturity of these items.

Advertising

The Company began utilizing media networks, including, but not limited to online and social media presence to build excitement and awareness for the product and brand. Advertising costs for years ended December 31, 2020 and 2019 were $397,181 and $47,279 respectively.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.  The Company has a capitalization policy of $2,500. All individual asset purchases over $2,500 are capitalized.

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Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. There were no impairment charges for the year ended December 31, 2020.

Research and Development Expenses

Research and development costs are charged to operations when incurred and are included in the operating expenses. The amounts for the years ending December 31, 2020 and 2019 are $574,483 and $50,428 respectively.

Common Stock

The total number of shares of stock which the Company shall have authority to issues is 60,000,000 shares of Common Stock at $0.0001 par value per share.

Basic Loss Per Share

Basic loss per share is calculated by dividing the Company’s net loss number of common shares issued and outstanding during each period. Employee stock awards are not included in the number of shares issued and outstanding as they have not been issued. As of December 31, 2020 and 2019, the Company had 14,845,067 and 14,183,208 shares of common outstanding stock.

Share-Based Payments

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

The Company awarded employees common stock in both 2020 and 2019. The amount recorded for employee stock compensation was to additional paid in capital as the shares were vested but not issued. The stock value was computed based on the fair market value of the stock at the time of vesting. The fair market value was determined based on selling price via crowd funding as the stock is not currently being openly traded. Vested common stock shares for employees in the year ended December 31, 2020 were 2,563,841 shares at a fair market value of $18,706,075.36. Vested employee shares for the year ended December 31, 2019 were 1,162,000 shares at a fair market value of $5,976,980. The Company does not estimate future share forfeitures because the board of directors believes that forfeitures on unvested shares of stock are likely to be infrequent and not reasonably estimable.

Total compensation costs for the share-based payment arrangements totaled $18,706,075 for 2020 and $5,976,980 for 2019. The shares for Employee Stock Based Compensation are not included in the issued and outstanding shares count as they have not been issued.

Common Stock Awards – Non Employees

The Company granted common stock awards to non-employees in exchange for services provided. The Company measures the fair value of these awards using the fair value of the services provided or the fair value of the awards granted. The fair value of the awards is recognized on a straight-line basis as services are rendered. The share-based payments related to common stock awards for the settlement of services provided by non-employees is recorded on the statement of operations in the same manner and charged to the same account as if such settlements had been made in cash.  The Company granted non-employees common stock shares in the amount of 70,100 at a fair value of $415,924 during 2020 and common stock shares of 210,000 at a fair value of $75,400 during 2019.

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Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update, or ASU, 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes, or ASC 740. This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021.  The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted.  The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842).  This guidance will be effective for public entities for fiscal years beginning after December 15, 2018 including the interim periods within those fiscal years. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less.  All other leases will fall into one of two categories: (i) Financing leases, similar to capital leases, which will require the recognition of an asset and liability, measured at the present value of the lease payments and (ii) Operating leases which will require the recognition of an asset and liability measured at the present value of the lease payments. The Company has adopted this standard on January 1, 2019 and recognized assets and liabilities arising from any leases that meet the requirements under this standard on the adoption date and included qualitative and quantitative disclosures in the Company’s notes to the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350), which simplifies the goodwill impairment test. The effective date for ASU 2017-04 is for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This Company has adopted this guidance for its annual goodwill impairment test performed during the year ended December 31, 2019.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees and supersedes the guidance in Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. Under ASU 2018-07, equity-classified nonemployee share-based payment awards are measured at the grant date fair value on the grant date. The probability of satisfying performance conditions must be considered for equity-classified nonemployee share-based payment awards with such conditions. This Company has adopted this standard on January 1, 2019 and it has had no impact in the Company’s consolidated financial statements.

Other accounting pronouncements have been issued but deemed by management to be outside the scope of relevance to the Company.

Note 3 – Property and Equipment

Assets	December 31, 2020	December 31, 2019

Office Equipment	$28,414	$-
Tools and Plant Equipment	35,972	20,648
	64,386	20,648

Accumulated Depreciation	14,576	8,259

Net Fixed Assets	$49,810	$12,389

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ATLIS recorded depreciation expense related to property and equipment in the amount of $6,317 in 2020 and $4,130 in 2019.

Note 4 – Notes Payable

In 2018, ATLIS issued a loan payable in exchange for cash for the purpose of funding continuing operations (“Note Payable”). The note incurs an annual interest rate of 31.84% on any remaining monthly balance. This interest is paid each month on the remaining loan balance. The note was paid in full during January, 2020.

Note 5 – Related Party Transactions

In 2017, ATLIS issued a note to a related party in exchange for cash for the purpose of funding continuing operations (“Related Party Note Payable”). The note does not accrue interest and is payable at a future date to be determined by management. During 2020 and 2019, ATLIS did not capitalize interest related to this note. The Related Party Note Payable was paid in full during January, 2020.

Note 6 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards. The deferred income tax assets are comprised of the following at December 31, 2020 and 2019:

	2020	2019
Deferred income tax assets:	$6,582,000	$1,549,000
Valuation allowance	(6,582,000)	(1,549,000)
Net total	$-	$-

At December 31, 2021, the Company had net operating loss carryforwards of approximately $6,580,000 and net operating loss carryforwards through 2037. The current year's net operating loss will carryforward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 ("Tax Act") was enacted into law which significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss ("NOL") carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

The current income tax benefit of $5,033,000 was generated for the year ended December 31, 2021 was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company's ability to generate sufficient taxable income to utilize the net operating loss carryforwards which is the only significant component of deferred taxes.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2020 and 2019:

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	2020	2019

Effective Tax Rate Reconciliation:

Federal statutory tax rate	21%	21%
State taxes, net of federal benefit	0%	0%
Change in valuation allowance	(21%)	(21%)
Effective Tax Rate	0%	0%

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2020 and 2019 the Company has no unrecognized uncertain tax positions, including interest and penalties.

The Company's federal income tax returns for tax years ended December 31, 2018 and beyond remain subject to examination by the Internal Revenue Service. The returns for Arizona, the Company's most significant state tax jurisdiction, remain subject to examination by the Arizona Department of Revenue for tax years ended December 31, 2017 and beyond.

Note 7 – Paycheck Protection Program Loan

On April 30, 2020, ATLIS was granted a loan from Washington Federal Bank, in the aggregate amount of $92,931, pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title 1 of the CARES Act, which was enacted March 27, 2020. The loan, which was in the form of a Note dated April 28, 2020 issued ATLIS, matures April 30, 2022 and bears interest at a rate of 1.0% annually. The Note may be prepaid by the Borrower at any time prior to the maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities and interest on other debit obligations incurred before February 15, 2020. ATLIS has used the entire loan amount for qualifying expenses. Under the terms of the Paycheck Protection Program, the loan may be forgiven upon submission of forgiveness application and support for expenses as qualifying. ALTIS fully expects the full Paycheck Protection Program amount plus accrued interest to be fully forgiven.

Note 8 – Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. ATLIS presents basic net loss per share. ATLIS recorded a net loss per share of $1.65 and $0.49 in the years ended December 2020 and 2019, respectively.

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Note 9 – Commitments and Contingencies

Lease Obligations and Deferred Rent

ATLIS entered into a lease agreement on February 12, 2020 with Majestic Mesa Partners to lease the building located at 1828 North Higley Road in Mesa, Arizona. The Lease term is five years and three months, commencing on April 1, 2020. The lease has graduated payments resulting in Deferred Rent being recorded in the financial statements. The lease terms are as follows:

Lease Term	Base Rent per Month
Lease Months 1 through 7	$14,133.24
Lease Months 8 through 12	$28,266.48
Lease Months 13 through 24	$29,114.47
Lease Months 25 through 36	$29,987.91
Lease Months 37 through 48	$30,887.55
Lease Months 49 through 60	$31,814.17
Lease Months 61 through 63	$32,768.60

The Company paid $84,799 to Majestic Mesa as a security deposit on the lease of the property.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. ATLIS is not presently a party to any legal proceedings that it currently believes, if determined adversely to the Company, would individually or taken together have a material adverse effect on the Company’s business, operating results, financial condition or cash flows.

Vendor Deposits

The Company paid $58,312 to Salt River Project as a deposit for engineering services related to the efficient use of electricity for charging station development. Salt River Project will be completing a construction project that will facilitate the implementation if the ATLIS charging station at the facility as the Company nears production. The Company expects this construction project to begin in 2021.

Payroll Taxes Payable

The Company has payroll tax obligations of $1,376,371 and $226,177 at December 31, 2020 and 2019. The Company has recorded the estimated payroll tax liability and expense for the Employee Stock Awards granted in 2020 and 2019 in the amount of $567,406 and $195,638. The Company has outstanding payroll tax liabilities due from the second and third quarters of 2020 in the amount of $279,631.20. The Company is making monthly payments in the amount of $50,000 until this obligation is satisfied. ATLIS is current on its 2021 payroll liability obligations.

Note 16 – Subsequent Events

The Company received cash inflows from the stock sales via campaigns and private investors. The current stock campaign via crowd funding is through Fund America. The Company has raised $7,073,628 from January 1, 2021 through July 12, 2021 and has issued 1,132,847 shares of common stock during this period.

Management has evaluated events subsequent to the balance sheet date through July 12, 2021, the date in which the financial statements were available to be issued. It has concluded that there are no additional effects that provide additional evidence about conditions that existed at the balance sheet date that would require recognition in the financial statements or related note disclosures in accordance with FASB ASC 855 Subsequent Events.

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ITEM 8

EXHIBIT INDEX

ARTICLES OF INCORPORATION	EX1A-2A
BYLAWS	EX1A-2B
AMENDMENTS TO BYLAWS	EX1A-3A
BOARD RESOLUTION	EX1A-3B
SUBSCRIPTION AGREEMENT	EX1A-4
EMPLOYEE AGREEMENTS	EX1A-6A
LEASE AGREEMENT	EX1A-6B
INDEPENDENT AUDITOR'S REPORT	EX1A-9
SIGNATURES	EX-96

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SIGNATURES

SIGNATURES Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Mesa, State of Arizona, on July 22, 2021.

Atlis Motor Vehicles, Inc.

By:	/s/ Mark Hanchett
Name: Mark Hanchett
Title: Chief Executive Officer, Director

This offering statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Name	Title	Date
/s/ Mark Hanchett	Mark Hanchett	Chief Executive Officer & Director	7/22/21
/s/ Annie Pratt	Annie Pratt	Chief Financial Officer	7/22/21
/s/ Annie Pratt	Annie Pratt	Chief Accounting Officer	7/22/21

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